                                  EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------


                                                                        Year Ended December 31
                                          --------------------------------------------------------------------------------
                                             1995         1994          1993          1992          1991          1990
                                          ----------   -----------   -----------   -----------   -----------   -----------
Net Income                                $  169,814   $   159,358   $   157,761   $   136,705   $   117,686   $    36,684

Average Common Shares Outstanding         55,950,527    57,661,043    57,194,411    55,201,126    52,052,879    51,014,585

Stock options considered to be
  common stock equivalents,
  net of shares assumed to be
  repurchased under the treasury
  stock method, and convertible
  preferred stock                          1,049,972       379,267       479,647       609,684       740,146       340,929
                                          ----------   -----------   -----------   -----------   -----------   -----------
Total Stock and Stock equivalents         57,000,499    58,040,310    57,674,058    55,810,810    52,793,025    51,355,514
                                          ==========   ===========   ===========   ===========   ===========   ===========
Net Income per common share               $     2.98    $     2.75    $     2.74    $     2.44    $     2.23    $     0.71
                                          ==========   ===========   ===========   ===========   ===========   ===========